Exhibit 10.11

CLARUS THERAPEUTICS HOLDINGS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Clarus Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of April 27, 2021, by and among Blue Water Acquisition Corp., Clarus Therapeutics, Inc. and Blue Water Merger Sub Corp. (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $45,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainer for Non-Executive Chair:	$30,000
Additional Annual Retainers for Committee Membership:
Audit Committee Chair:	$20,000
Audit Committee member (excluding Chair):	$10,000
Compensation Committee Chair:	$15,000
Compensation Committee member (excluding Chair):	$7,500
Nominating and Corporate Governance Committee Chair:	$10,000
Nominating and Corporate Governance Committee member (excluding Chair):	$5,000

Chair and committee member retainers are in addition to retainers for members  of the Board of

Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

Equity Retainers

Initial Award: An initial, one-time equity award comprised of a non-statutory stock option award to purchase 9,610 shares of the Company’s common stock (the “Initial Option Award”) and an award of restricted stock units representing 3,844 shares of the Company’s common stock (together with the Initial Option Award, the “Initial Award”) will be automatically granted to each new Outside Director upon his or her initial election or appointment to the Board of Directors, which awards shall each vest in equal annual installments over three years from the date of grant, provided, however, that all vesting shall cease if the director ceases his or her service relationship with the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting. The Initial Option Award shall expire ten years from the date of grant and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2021 Stock Option and Incentive Plan, as amended from time to time (the “2021 Plan”)) of the Company’s common stock on the date of grant. This Initial Award applies only to Outside Directors who are first elected or appointed to, and who were not previously serving on the Board of Directors, subsequent to the filing of the Registration Statement on Form S-8 pertaining to the 2021 Plan with the Securities and Exchange Commission following the Effective Date.

Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director, other than a director receiving an Initial Award, will automatically receive an equity award comprised of a non-statutory stock option award to purchase 4,805 shares of the Company’s common stock (the “Annual Option Award”) and an award of restricted stock units representing 1,922 shares of the Company’s common stock (together with the Annual Option Award, the “Annual Award”). Each award shall vest in full upon the earlier of (i) the Company’s next Annual Meeting of Stockholders or (ii) the one year anniversary of the grant date, provided, however, that all vesting shall cease if the director ceases his or her service relationship with the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Such Annual Option Award shall expire ten years from the date of grant and shall have a per share exercise price equal to the Fair Market Value (as defined in the 2021 Plan, as amended from time to time) of the Company’s common stock on the date of grant. If a new Outside Director joins our Board of Directors subsequent to the first Annual Meeting following the Effective Date on a date other than the date of the Company’s Annual Meeting of Stockholders, then in lieu of the above, such Outside Director will be granted a pro-rata portion of the Annual Award at the next Annual Meeting of Stockholders based on the time between such Outside Director’s appointment and such next Annual Meeting of Stockholders.

Value: For purposes of this Policy, “Value” means with respect to (i) any stock option award, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718; and (ii) any award of restricted stock or restricted stock units the product of (A) the closing market price on Nasdaq Capital Market (or such other market on which the Company’s common stock is then principally listed) of one share of the Company’s common stock on such date of grant, and (B) the aggregate number of shares of common stock underlying such award.

Sale Event Acceleration: All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested, exercisable and nonforfeitable upon a Sale Event (as defined in the Company’s 2021 Stock Option and Incentive Plan, as amended from time to time).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for service as an Outside Director shall not exceed $650,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors (or in each case, such other limits as may be set forth in Section 3(d) of the 2021 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC

Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service- based vesting conditions.

Adopted: December 12, 2021.